UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14C INFORMATION
 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act
                                     of 1934

Check the appropriate box:

[_]   Preliminary Information Statement

[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2))

[X]   Definitive Information Statement


                         Key Command International Corp.
             -------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

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[ ]      Fee computed on table below per Exchange Rules 14c-5(g) and 0-11

         (1) Title of each class of securities to which transaction applies: _____________________________________________________

         (2)      Aggregate number of securities to which transaction applies:
                  _________________

         (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________________________________________

         (4)      Proposed maximum aggregate value of transaction:______________

         (5)      Total fee paid: ______________________________________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid: $______________________

         (2)      Form, Schedule or Registration Statement No.: ____________

         (3)      Filing Party: ________________________

         (4)      Date Filed: __________________________

                         KEY COMMAND INTERNATIONAL CORP.
                       c/o Vertical Capital Partners, Inc.
                          488 Madison Avenue, 8th Floor
                               New York, NY 10022

                                -----------------
                              INFORMATION STATEMENT
                                -----------------

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

         On February 1, 2005, the Board of Directors of Key Command International Corp. (the "Company") unanimously approved the Certificate of Amendment to the Certificate of Incorporation of the Company (the "Amendment"), to decrease the 96,473,040 currently outstanding shares of Common Stock to an aggregate of 1,004,928 shares of Common Stock and the issuance of one share of Common Stock for every 96 shares of Common Stock outstanding as of the date hereof. The reason for the amendment is to afford the Company greater flexibility in meeting its future capital requirements, for a financing, merger or acquisition and other corporate needs. The Amendment also provides for the authorization of Series A Convertible Preferred Stock for which shareholder approval was not required under the Company's Certificate of Incorporation.

         THIS INFORMATION STATEMENT IS BEING PROVIDED SOLELY FOR INFORMATIONAL PURPOSES TO NOTIFY THE COMPANY'S STOCKHOLDERS OF ANTICIPATED EVENTS WHICH WILL RESULT IN AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION ON MARCH __, 2005, TO PROVIDE FOR A REDUCTION IN THE NUMBER OF ISSUED AND OUTSTANDING SHARES. THE PROPOSED AMENDMENT WILL NOT TAKE EFFECT UNTIL TWENTY (20) DAYS AFTER THIS INFORMATION STATEMENT IS MAILED TO OUR STOCKHOLDERS.

         Delaware law permits stockholder action to be taken without a meeting if consent in writing is received from a majority of all stockholders who would be entitled to vote upon the action if such meeting were held. Delaware law then requires prompt notice to those stockholders who did not consent in writing. By written actions taken as of February 1, 2005, the Company's principal stockholders, who collectively own approximately 76% of the outstanding shares of the Company's Common Stock consented to the foregoing corporate action as well as to the execution and filing of all necessary documentation to evidence and effectuate the transaction. The Company had 96,473,040 shares of Common Stock outstanding as of February 1, 2005. Each share of Common Stock has one vote. This Information Statement is provided to the stockholders of record as of February 4, 2005.

          The date of this Information Statement is February 14, 2005.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of 96,473,040 shares of our common stock outstanding, as of February 1, 2005 by:

          o Each person known by us to beneficially own 5% or more of our common stock,

          o    Each of our executive officers and directors, and

          o    All of our executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power. Under SEC rules, a person is deemed to be the beneficial owner of securities which may be acquired by such person upon the exercise of options and warrants or the conversion of convertible securities within 60 days from the date on which beneficial ownership is to be determined. Each beneficial owner's percentage ownership is determined by dividing the number of shares beneficially owned by that person by the base number of outstanding shares, increased to reflect the beneficially-owned shares underlying options, warrants or other convertible securities included in that person's holdings, but not those underlying shares held by any other person.

         Except as otherwise indicated in the notes to the following table,

          o We believe that all shares are beneficially owned, and investment and voting power is held by, the persons named as owners; and

      o The address for each beneficial owner listed in the table, except where otherwise noted, is at Key Command International Corp. c/o Vertical Capital Partners, Inc., 488 Madison Avenue, 8th Floor, New York, NY 10022.

                                     AMOUNT AND NATURE OF   PERCENTAGE OF SHARES
NAME OF SHAREHOLDER                  BENEFICIAL OWNERSHIP    BENEFICIALLY OWNED
-----------------------------------  --------------------   --------------------
Allied International Fund, Inc.           35,575,000                36.9%
488 Madison Avenue, 8th Floor
New York, NY 10022

Global Asset Management LLC               37,500,000                38.9%
488 Madison Avenue, 8th Floor
New York, NY 10022

Frank Cantatore                              - 0 -                  - 0 -

Command International Group, Inc.(1)       4,660,302                4.8%

Gary Schonwald, Esq.                       5,500,000                5.7%
800 Third Avenue, 21st Floor
New York, NY 10022

All executive officers and                37,500,000                38.9%
directors as a group (2 persons)

----------
(1) This entity is a holding company comprised of various shareholders, including members of management.


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

CERTAIN EFFECTS OF DECREASE OF OUTSTANDING SHARES OF COMMON STOCK AND AUTHORIZATION OF SERIES A PREFERRED STOCK ON HOLDERS OF OUTSTANDING COMMON STOCK

         The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, of which 96,473,040 shares are currently outstanding; and 5,000,000 shares of Preferred Stock, of which 20,000 shares are currently outstanding.

         Immediately after the reverse split, there will be approximately 1,004,928 shares of Common Stock outstanding and 98,995,072 authorized but unissued shares. In addition, as a result of the Amendment to the Certificate of Incorporation dated February 4, 2005, the Company shall have the authority to issue 20,000 shares of Series A Convertible Preferred Stock. No shareholder approval was required to create the Series A Preferred Stock under the Company's Certificate of Incorporation. The Series A Preferred Stock is being issued at $1.00 per share to a group of investors, including members of management, in order for the Company to pay its independent auditors in full for all work necessary to make all required filings with the Securities and Exchange Commission ("SEC"). Unless the Company is current in its filings with the SEC, it will be unable to attract a merger or acquisition candidate and complete a transaction. The Series A Preferred Stock is convertible following the reverse stock split upon completion of a business combination as defined under the Delaware General Corporation Law, into an aggregate of 4,240,000 Shares of Common Stock at a rate of 212 shares of Common Stock for every one share of Series A Preferred Stock so converted.

         A direct, but unintended consequence of the split would be to create a large excess of authorized but unissued shares. However, the Company believes that it is necessary to have shares available for potential issuances in order to afford the Company greater flexibility in meeting the future capital requirements of the Company for a financing, merger or acquisition and for other corporate needs which may arise.

         Although the proposed Amendment to the Certificate of Incorporation authorizing a decrease in the number of outstanding shares of Common Stock is not designed to deter or prevent a change in control, under certain circumstances, the Company could, nevertheless, use unissued Common Stock, as well as its Serial Preferred Stock, to create impediments or frustrate persons seeking to effect a takeover or otherwise gain control of the Company and thereby protect the continuity of the Company's Management. In addition, the issuance of additional Common Stock or Preferred Stock at below market value would dilute the value of the Company's then outstanding securities.

         The Company could also place such shares privately with purchasers who might support the Company's existing Board of Directors in opposing a hostile takeover bid, although the Company has no present intention to do so. The Company does not currently have any plans, agreements, commitments or understandings with respect to the implementation of the issuance of additional Common Stock or Preferred Stock.

         A copy of the proposed Amendment to the Certificate of Incorporation is attached as attached Appendix A to this Information Statement and should be read by stockholders in its entirety.

                                                      By order of the
                                                      Board of Directors

                                                      /s/ Robert Fallah
                                                      ------------------------
                                                      Robert Fallah, Secretary
New York, New York
February 14, 2005


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
                                                                      Appendix A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                         KEY COMMAND INTERNATIONAL CORP.


         Key Command International Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

         RESOLVED, that the Board of Directors declare it advisable and recommend to the stockholders for their approval, that the Certificate of Incorporation of the Corporation be amended by changing Article Fourth thereof so that, as amended, said Article shall be and read with the following paragraph inserted beneath Section 4.1:

         4.2. REVERSE STOCK SPLIT. The Board of Directors of the Corporation hereby approves the issuance of 1 share of Common Stock for each 96 shares of Common Stock outstanding as of the date hereof, which shall result in a decrease in the 96,473,040 currently outstanding shares of Common Stock to an aggregate of 1,004,928 shares of Common Stock.

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent by a majority of the issued and outstanding Shares of Common Stock to the addition of Section 4.2, in accordance with the provisions of Section 228 of General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said the Corporation has caused this certificate to be signed by the undersigned authorized officer this ______ day of March
2005.


                                           /s/ Robert Fallah
                                           --------------------------------
                                           Robert Fallah
                                           President and Chief Executive Officer



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